Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2020 relating to the financial statements and related financial statement schedule of Penske Automotive Group, Inc. and subsidiaries and the effectiveness of Penske Automotive Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Penske Automotive Group, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Detroit, Michigan
May 15, 2020